Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Petroleum Development Corporation:

We consent to the incorporation by reference in the registration statements on Form S-8 File Number 333-137836 (2006 PDC 401(k) and Profit Sharing Plan); File Number 333-126444 (2005 Non-Employee Director Restricted Stock Plan); File Number 333-118215 (2004 Long-Term Equity Compensation Plan); File Number 333-118222 (Non-Employee Director Deferred Compensation Plan); and File Number 333-111825 (PDC Stock Option Plans) of our report dated May 22, 2007, with respect to the consolidated balance sheet of Petroleum Development Corporation as of December 31, 2006, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the two-year period then ended, and the related financial statement schedule, which report appears in the December 31, 2007, annual report on Form 10-K of Petroleum Development Corporation.

Our report dated May 22, 2007, on the consolidated financial statements refers to a change in accounting for share based payments and a change in the method of quantifying errors in 2006.

KPMG LLP

Pittsburgh, Pennsylvania

March 20, 2008